EXHIBIT 10.5

                                                  NOTICE OF AWARD
                                                  ---------------


To:

From:Human  Resources  and  Compensation  Committee  of the  Board of  Directors
     ("Committee")

Subject: ESCO  Technologies  Inc. 2001 Stock  Incentive Plan ("Plan") - October,
         2004 Award

1. Award. The Committee has awarded to you -------- shares of Performance-Accelerated Restricted Stock under the terms of the Plan ("Award"). The Award is subject to all of the terms of the Plan, a copy of which has been delivered to you.

2. Terms. The following are the terms of the Award:

     Notwithstanding (b), below if, during the Period of the Award, the Average Value Per Share of Company Stock reaches the amount set forth in column (A), a percentage of the Award will be accelerated equal to the amount set forth under column (B) subject to the limitations set forth in (c) and provided you comply with the terms of the remainder of this Notice of Award.

         A                                            B
        ---                                         ---

    If the Average Value                           The Cumulative
    Per Share of Company                          Percent of Award
       Stock reaches:                          Accelerated shall be:
       --------------                          ---------------------

      $75.00 or more                                     100%
      $65.00                                              50%
      $55.00                                               0%

          (b) If you are still employed on September 30, 2009 you will earn 100% of the portion of the Award not yet accelerated provided you comply with the requirements of paragraph 3.

          (c) The following additional terms will apply to the Award:

               (i) No portion of this Award may be accelerated prior to October 1, 2006. One hundred percent (100%) of the total Award may be accelerated by the end of the Fiscal Year ending September 30, 2009.

               (ii)  Once  a  portion   of  the  Award  is   accelerated   under
          subparagraph (a), you must remain employed with the Company or a subsidiary of the Company until the March 31stfollowing the end of the Fiscal Year in which that portion of the Award is accelerated. If you terminate employment (voluntarily or involuntarily) prior to such time, you will forfeit that portion of the Award. Provided, however, that if your employment is terminated on account of death, or total and permanent disability the foregoing employment requirement shall not apply.

               (iii) If there is a Change of Control (as defined in the Plan) and you are employed by the Company on the date of the Change of Control, the employment requirement of subparagraph (ii) shall cease to apply to the portion of the Award which is accelerated or earned and the number of shares representing that portion of the Award which is accelerated or earned as of the date of the Change of Control shall be distributed to you. In addition, the portion of the Award which is not yet accelerated or earned shall be determined and distributed to you at the end of the Fiscal Year in which the Change of Control occurred provided you are still employed on such date, in lieu of all other provisions of this Award. If you are not employed by the Company as of the end of the foregoing Fiscal Year, no such distribution will be made; provided, however, that if you are involuntarily terminated for reasons other than Cause or if you terminate for Good Reason the remaining shares not yet accelerated or earned shall be distributed in full upon such termination of employment.

                    (a) Notwithstanding the foregoing provisions of this subparagraph (iii), in the event a certified public accounting firm designated by the Committee (the "Accounting Firm") determines that any payment (whether paid or payable pursuant to the terms of this Award or otherwise and each such payment hereinafter defined as a "Payment" and all Payments in the aggregate hereinafter defined as the "Aggregate Payment"), would subject you to tax under Section 4999 of the Internal Revenue Code of 1986 ("Code") then such Accounting Firm shall determine whether some amount of payments would meet the definition of a "Reduced Amount". If the Accounting Firm determines that there is a Reduced Amount, payments shall be reduced so that the Aggregate Payments shall equal such Reduced Amount. For purposes of this subparagraph, the "Reduced Amount" shall be the largest Aggregate Payment which (a) is less than the sum of all Payments and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if Payments were made without regard to this subsection (e). "Net After Tax Receipt" means the Present Value (defined under Section 280G(d)(4) of the Code) of a Payment net of all taxes imposed on you under Section 1 and 4999 of the Code by applying the highest marginal rate under Section 1 of the Code.

                    (b) As a result of the  uncertainty  in the  application  of
               Section 4999 of the Code at the time of the initial determination of the Accounting Firm hereunder, it is possible that Payments will be made by the Company which should not have been made (the "Overpayments") or that additional Payments which the Company has not made could have been made (the "Underpayments"), in each case consistent with the calculations of the Accounting Firm. In the event that the Accounting Firm, based either upon (A) the assertion of a deficiency by the Internal Revenue Service against the Company or you which the Accounting Firm believes has a high probability of success or (B) controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to you which you shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no amount shall be payable by you to the Company if and to the extent such payment would not reduce the amount which is subject to taxation under Section 1 and Section 4999 of the Code or if the period of limitations for assessment of tax has expired. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to you together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

3. Share Ownership Requirements. You must own directly or beneficially Company Stock in the amount of 50 % of the number of shares covered by the Award (hereinafter referred to as "Minimum Required Shares") and provide proof of ownership satisfactory to the Committee of that number of shares as of September 30, 2005. You must also notify the Company at any time during the Period of the Award on or after September 30, 2005 if you sell or otherwise transfer such shares and your total share ownership is less than the Minimum Required Shares. If, at any time during the Period of the Award on or after September 30, 2005, you own zero shares, 100% of the Award not yet accelerated will be forfeited. If, at any time during the Period of the Award on or after September 30, 2005, you own some shares but less than the Minimum Required Shares, you will forfeit a pro rata portion of the Award not yet accelerated based upon the ratio of the number of shares you own to the Minimum Required Shares.

4. Definitions. For purposes of the Award, the following terms shall have the following meanings:

     (a) "Average Value Per Share" shall mean the average for any consecutive 30 day trading period in which Company Stock is traded of the daily closing prices of Company Stock on the New York Stock Exchange.

     (b) "Cause" shall mean:

               (i) The willful and continued failure to substantially perform your duties with the Company or one of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for such performance is delivered to you by ESCO's CEO or his delegate which specifically identifies the manner in which such ESCO's CEO or his delegate believes that you have not substantially performed your duties; or

               (ii) The willful engaging in (A) illegal conduct (other than minor traffic offenses), or (B) conduct which is in breach of your fiduciary duty to the Company or one of its subsidiaries and which is demonstrably injurious to the Company or one of its subsidiaries, any of their reputations, or any of their business prospects. For purposes of this subparagraph (ii) and subparagraph (i) above, no act or failure to act on your part shall be considered "willful" unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company or one of its subsidiaries. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company or one of its subsidiaries;

The cessation of your employment shall not be deemed to be for "Cause" unless and until there shall have been delivered to you a written notice that in the CEO's or his delegate's opinion you are guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

          (c) "Company Stock" shall mean common stock of the Company.

          (d) "Fiscal Year" shall mean the fiscal year of the Company which, as of the date hereof, is the twelve month period commencing October 1 and ending September 30.

          (e) "Good Reason" shall mean:

               (i) Requiring you to be based at any office or location more than 50 miles from your office or location as of the date of the Change of Control;

               (ii) The assignment to you of any duties inconsistent in any respect with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as of the date of the Change of Control or in conjunction with a Change in Control any action by the Company or any of its subsidiaries which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an action taken by the Company or one of its subsidiaries, to which you object in writing by notice to the Company within 10 business days after you receive actual notice of such action, which is remedied by the Company or one of its subsidiaries promptly but in any event no later than 5 business days after you provided such notice, or

               (iii) The reduction in your total compensation and benefits below the level in effect as of the date of the Change of Control.

          (f) "Period of the Award" means the period commencing October 1, 2006 and ending on September 30, 2009.

5. Parallel Incentive The Committee may, but is not obligated to, authorize a payment of a portion of the Award based upon its discretionary evaluation of the Company's financial performance during the Period of the Award even if the foregoing objectives are not fully met. Examples of performance measures the Committee may consider include, but are not limited to, cash flow, earnings, sales and margins.

6. Medium of Payment. The Committee shall direct that any distribution shall be made in accordance with the terms of the Plan.

7. Restrictions. You agree that for the period ending two (2) years after the expiration of the Period of the Award, you will not, as an individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, directly or indirectly, other than as a 2% or less shareholder of a publicly traded corporation, do any of the following:

          (a) carry on any business or become involved in any business activity, which is (i) competitive with the business of the Company (or a subsidiary or joint venture of the Company), as presently conducted and as said business may evolve in the ordinary course, and (ii) a business or business activity in which you were engaged in the course of your employment with the Company (or a subsidiary or joint venture of the Company);

          (b) hire, or assist anyone else to hire, any employee of the Company (or any subsidiary or joint venture of the Company), or seek to persuade, or assist anyone else to seek to persuade, any employee of the Company (or any subsidiary or joint venture of the Company), to discontinue employment with the Company (or any subsidiary or joint venture of the Company);

          (c) induce or attempt to induce, or assist anyone else to induce or attempt to induce, any customer of the Company (or any subsidiary or joint venture of the Company), to discontinue its business with the Company (or with any subsidiary or joint venture of the Company), or disclose to anyone else any confidential information relating to the identities, preferences, and/or requirements of any such customer; or

          (d) engage in any other conduct inimical, contrary or harmful to the interests of the Company (or any subsidiary or joint venture of the Company), including, but not limited to, conduct related to your employment, or violation of any Company policy.

In the event of a breach or threatened breach of this Paragraph 7 the Company shall be entitled, in addition to any other legal or equitable remedies it may have, to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach. You hereby expressly acknowledge that the harm which might result as a result of any noncompliance by you would be largely irreparable, and you agree that if there is a question as to the enforceability of any of the provisions of this Agreement, you will abide by the Agreement until after the question has been resolved by a final judgment of a court of competent jurisdiction.

8. Choice of Law. This Agreement shall be construed and administered in accordance with the laws of the State of Missouri without regard to the principles of conflicts of law which might otherwise apply. Any litigation concerning any aspect of this Agreement shall be conducted in the State or Federal Courts in the State of Missouri.

9. Amendment. The Award may be amended by written consent between the Company and you.

Executed this ------- day of----------, 20----.


ESCO TECHNOLOGIES INC.                             AGREED TO AND ACCEPTED:


By: ---------------                                --------------
    Vice President                                 Participant

Attest: -------------
        Secretary